Exhibit 23.3

CONSENT TO BE NAMED

Pursuant to Rule 438 under the Securities Act of 1933, as amended (the "Securities Act"), the undersigned hereby consents to be named as a person about to become a director of Camtek Ltd. (the "Registrant") in the Registration Statement on Form F-3 of the Registrant (including any and all amendments or supplements thereto) to be filed with the U.S. Securities and Exchange Commission under the Securities Act.

Name: Moty Ben-Arie

03.12.2017